Exhibit 99.1

NEWS RELEASE

Intermec Expands Line of Credit to $150 Million

EVERETT, Wash., December 22, 2011 – Intermec, Inc. (NYSE: IN) announced today that it has expanded its Line of Credit (LOC) with Wells Fargo, N.A. to $150 million. While there are no immediate plans for the proceeds, the new three-year agreement increases the company’s current borrowing capability from $100 million to $150 million, and extends the maturity date to December 31, 2014.

“The expansion of our financing agreement reflects Intermec’s solid financial position and enhances our flexibility in operating our business as well as our ability to consider strategic opportunities on favorable terms,” said Patrick Byrne, president and chief executive officer of Intermec. “We value Wells Fargo’s willingness to come to us as a partner, supportive of our strategy and ready to provide us with access to capital on exceptionally attractive terms.”

About Intermec

Intermec Inc. (NYSE:IN) develops and integrates products, services and technologies that identify, track and manage supply chain assets and information. Core technologies include rugged mobile computing and data collection systems, voice solutions that increase business performance, bar code printers, label media, and RFID. The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

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